EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Vera Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.001 per share	Rule 457(o)	(1)	(1)	(1)
Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	Rule 457(o)	(1)	(1)	$9,500,018	0.00014760	$1,402.21
Total Offering Amounts					$9,500,018		$1,402.21
Total Fees Paid Previously							—
Total Fee Offsets							—
Net Fee Due							$1,402.21

(1)

The Registrant previously registered the offer and sale of certain securities, including its Class A common stock, par value $0.001 per share, having a proposed maximum aggregate offering price of $400,000,000 pursuant to Registration Statement on Form S-3 (File No. 333-265408), which was filed on June 3, 2022 and declared effective by the SEC on June 13, 2022 (the “Prior Registration Statement”). As of the date hereof, a balance of $277,999,996 of such securities remains unsold under the Prior Registration Statement. In accordance with Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction IV(A) of Form S-3, the Registrant is hereby registering the offer and sale of an additional $9,500,018 of its shares of Class A common stock. The additional amount of securities that is being registered for offer and sale represents no more than 20% of the maximum aggregate offering price of the remaining securities available to be sold under the Prior Registration Statement.